Exhibit 7.05

Executive

subscription Agreement

Dated as of December 2, 2020

yANCOAL INTERNATIONAL (HOLDING) CO., lIMITED

- and -

Crouching Tiger Holding Limited

This subscription Agreement (“Agreement”) is made on December 2, 2020

BETWEEN:

(1)	YANCOAL INTERNATIONAL (HOLDING) CO., LIMITED, (the “Subscriber” or “Yancoal”), a private company limited by shares incorporated under the laws of the Hong Kong Special Administration Region; and

(2)	CROUCHING TIGER HOLDING LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”).

BACKGROUND:

A	Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of September 29, 2020 as amended (the “Merger Agreement”), by and among Parent, Green Forest Holding Limited, a BVI business company incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Parent (“Merger Sub”), and Newater Technology, Inc., a BVI business company incorporated under the laws of the British Virgin Islands (“Company”).

IT IS AGREED:

1.	ISSUANCE OF SUBSCRIPTION SHARES; SUBSCRIPTION CLOSING

1.1	Subject to the terms and conditions of this Agreement, at the Subscription Closing (as defined below), (i) Parent shall issue an aggregate number of 4,864,050 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), of Parent (as fully paid and non-assessable) to the Subscriber (the “Subscription Shares”), and (ii) in exchange for Parent issuing the Subscription Shares (as fully paid and non-assessable) to the Subscriber at the Subscription Closing, the Subscriber shall deliver, at the direction of Parent, an aggregate amount of US$17,753,783 (the “Purchase Price”) to the account designated by Parent in writing at least five (5) Business Days prior to the Subscription Closing as contribution from Parent for further payment to the paying agent to be appointed by the Parent and the Company (the “Paying Agent”).

1.2	The closing of the issuance and subscription of the Subscription Shares (the “Subscription Closing”) shall take place on or prior to the Closing at the offices of DLA Piper UK LLP, 20th Floor, South Tower Beijing Kerry Center, No.1 Guanghua Road, Chaoyang District, Beijing 100020, PRC and shall be subject to the satisfaction of the conditions set forth in clause 1.4 below. At the Subscription Closing, Parent shall deliver to the Subscriber (i) a certified true copy of Parent’s register of members, showing (a) the Subscriber as the registered holder of its Subscription Shares, (b) Gooden Sunrise Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Gooden Sunrise”), as the registered holder of 2,217,980 Ordinary Shares, (c) Pure Blue Holding Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Pure Blue”), as the registered holder of 3,326,970 Ordinary Shares, (d) Forwater Holdings Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Forwater”), as the registered holder of 400,000 Ordinary Shares; and (ii) a share certificate representing the Subscription Shares in the name of the Subscriber.

1.3	For all purposes, including accounting and tax purposes, the Purchase Price shall be deemed to have been (a) paid by the Subscriber directly to Parent, (b) paid by Parent to the Paying Agent to fund a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement and pay certain fees and expenses in connection with the transactions contemplated thereby. Parent agrees that the delivery of the Purchase Price to the account designated by Parent in writing will constitute full and complete satisfaction of the Subscriber’s payment obligations under clause 1.1 of this Agreement.

1.4	The obligation of the Subscriber to purchase and pay for the Subscription Shares to be purchased by it at the Subscription Closing is subject to the following conditions:

(a)	each of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 7.1 and Section 7.2 of the Merger Agreement as in effect from time to time shall have been satisfied or duly waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement);

(b)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Gooden Sunrise and Parent in relation to 317,980 Ordinary Shares (the “Gooden Subscription Agreement”);

(c)	the substantially simultaneous closing of the subscription agreement dated as of the date hereof by and between Pure Blue and Parent in relation to 426,970 Ordinary Shares (the “Pure Subscription Agreement”);

(d)	the substantially simultaneous closing of the Rollover Agreement dated as of September 29, 2020 by and among Parent, Company and Rollover Shareholders; and

(e)	the representations and warranties given by the Parent set out in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the date of Subscription Closing as though made on and as of the date of Subscription Closing, in each case, except (i) to the extent such representation or warranty is expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date only and (ii) where the failure of such representations and warranties of Parent to be so true and correct has not, individually or in the aggregate, prevented or materially adversely affected the ability of Parent to consummate the transactions contemplated hereby.

2.	Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants to Parent as of the Subscription Closing:

(a)	that it is acquiring the Subscription Shares purchased hereunder for its own account with the present intention of holding such shares for purposes of investment, and that it has no intention of selling such shares in a public distribution in violation of any applicable U.S. federal or state securities Laws;

(b)	that it is not resident in the United States and is acquiring the Subscription Shares in an offshore transaction under Rule 903 of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(c)	that it has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in Parent;

(d)	that it is able to bear the economic risks of an investment in the Subscription Shares;

(e)	that this Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law); and

(f)	that the execution, delivery and performance of this Agreement by the Subscriber does not and will not violate any provision of the organizational and constitutional documents of the Subscriber.

3.	Representations and Warranties of Parent

Parent hereby represents and warrants to the Subscriber that:

3.1	Organization, Standing and Authority

Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Subscriber, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Parent has made available to the Subscriber complete and correct copies of its organizational and constitutional documents and is not in violation of any of the provisions of its organizational and constitutional documents.

3.2	Consents and Approvals; No Violations

Except for the applicable requirements of the laws of the Cayman Islands:

(a)	no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby or thereby; and

(b)	neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby or thereby nor compliance by Parent with any of the provisions hereof or thereof shall:

(i)	conflict with or violate any provision of the organizational and constitutional documents of Parent;

(ii)	result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected; or

(iii)	violate any Law applicable to Parent or any of Parent’s properties or assets.

3.3	Issuance of Parent Shares

Upon the Subscription Closing, the Subscription Shares shall be duly authorized and validly issued to the Subscriber, fully paid and non-assessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights.

3.4	Capitalization of Parent

The authorized share capital of Parent consists of 50,000,000 Ordinary Shares. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Immediately prior to the Subscription Closing and closing under the Rollover Agreement, except for 6 Ordinary Shares held by Pure Blue and 4 Ordinary Shares held by Gooden Sunrise, there are no outstanding:

(a)	shares of capital stock or voting securities of Parent;

(b)	securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent; or

(c)	options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses 3.4(a), 3.4(b) and 3.4(c) being referred to collectively as the “Parent Securities”). Except as set forth in this Agreement, Gooden Subscription Agreement and Pure Subscription Agreement, there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Immediately following the Effective Time, there will be no outstanding Parent Securities other than as set forth in schedule 1.

3.5	Use of Proceeds

Parent shall use the Purchase Price exclusively for the purpose of funding a portion of the Exchange Fund in accordance with Section 3.2 of the Merger Agreement.

3.6	Operations of Parent

Parent has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a part or subject to any Contract, in each case other than as contemplated herein or therein.

3.7	Ownership and Operation of Parent and Merger Sub

Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement and prior to the Subscription Closing will have engaged in no other business activities and will have incurred no liabilities or obligations and will not be a party to any Contract, in each case other than as contemplated therein. All of the issued and outstanding capital stock of Merger Sub at the Subscription Closing and the Effective Time will be, owned directly by Parent.

3.8	No Other Ownership

Neither Parent nor Merger Sub owns, on record or beneficially, any equity or similar interest in, or any interest convertible or exchangeable for any equity or similar interest in, any Person, except that Parent owns 100% of the equity interests of Merger Sub free and clear of all Encumbrances, and if the transactions contemplated by the Merger Agreement are consummated on the terms set forth therein, Parent will own 100% of the equity interests of the Surviving Corporation pursuant to the Merger.

3.9	No Untrue Statement

No representation, warranty or statement by Parent in this Agreement, when read as a whole, contains any untrue or inaccurate statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

3.10	Foreign Issuer

Parent is a “foreign issuer” as such term is defined under Regulation S under the Securities Act, and as of the date hereof and as of the Subscription Closing, there is no “substantial US market interest” as such term is defined under Regulation S under the Securities Act, either with respect to the Subscription Shares or any Parent Securities. None of Parent, any of its controlled affiliates or any person acting on its or their behalf has offered or sold or will offer or sell the Subscription Shares by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

3.11	No Directed Selling Efforts

None of Parent, any of its controlled affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to any Subscription Shares in connection with the offer or sale of securities in the United States.

3.12	No Registration

The Subscription Shares will only be sold outside the United States in accordance with Regulation S. No registration of the Subscription Shares under the Securities Act is required for the issuance and subscription of Subscription Shares in the manner contemplated hereby. Neither Parent, nor any of its controlled affiliates, nor any person acting on its or their behalf has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit, directly or indirectly, offers to buy any security, under circumstances that would require the registration of the Subscription Shares under the Securities Act.

3.13	Absence of Litigation

As of the date hereof, (i) there is no action, suit, proceeding or investigation pending or, to the Parent’s knowledge, currently threatened against the Parent other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the transactions contemplated by this Agreement, and (ii) the Parent is not subject to any judgment, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity or any order of any Governmental Entity that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

4.	Termination; Unwinding Actions; Additional Agreement

4.1	Termination

This Agreement and the obligations of the parties hereunder will terminate automatically and immediately upon the valid termination of the Merger Agreement in accordance with Section 8.1 thereof.

4.2	Unwinding Actions.

If for any reason this Agreement is terminated in accordance with Section 4.1, Parent shall, and shall cause its Subsidiaries and, if applicable, the Paying Agent, to, promptly return the Purchase Price to the Subscriber at its account, and take all such actions as are necessary, including repurchase and/or cancellation of the Subscription Shares issued to the Subscriber under this Agreement, so as to restore the Subscriber to the position it was in with respect to the ownership and possession of the Subscription Shares and Purchase Price immediately prior to the Subscription Closing (such actions, the “Unwinding Actions”); and without limiting the generality of the foregoing, the parties hereto agree to take, and cause their Subsidiaries to take, all necessary actions, including any amendments to this Agreement, to implement the Unwinding Actions and reflect the purpose of the Unwinding Actions.

5.	Miscellaneous.

5.1	Amendments and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto.

5.2	Waiver

No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

5.3	Notices

All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given:

(a)	on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail;

(b)	on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or

(c)	on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Subscriber:

Yancoal International (Holding) Co., Limited

14/F One Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong Special Administration Region

People’s Republic of China

(ii)	If to Parent:

Crouching Tiger Holding Limited

c/o Yantai Jinzheng Eco-Technology Co., Ltd.

1 Ruida Road, Laishan District, Yantai City

Shandong Province 264000

People’s Republic of China

5.4	Entire Agreement

This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

5.5	Governing Law; Submission to Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its principles of conflict of laws;

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(c)	The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this clause 5.5;

(d)	The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(e)	A Dispute subject to an Arbitration shall be determined by a panel of three arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within 30 days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within 30 days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(f)	The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

5.6	Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

5.7	Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.8	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

5.9	Headings

The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.10	No Presumption Against Drafting Party

Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.11	Third Party Beneficiary

Nothing in this Agreement, express or implied, is intended to, nor does it, confer upon any person (other than Parent and the Subscriber) any rights or remedies under, or by reason of, or any rights (i) to enforce any provisions of this Agreement or (ii) to confer upon any person any rights or remedies against any person other than the parties hereof under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to enforce the terms hereof. In no event shall any of Parent’s creditors or any other person have any right to enforce this Agreement.

5.12	Survival

The representations and warranties set forth in Section 3 shall survive the Subscription Closing for 12 months after the Subscription Closing.

SCHEDULE 1: CAPITALIZATION TABLE OF PARENT

Ownership of Parent Securities immediately following the Subscription Closing

Name of Parent Shareholder	Consideration		Number of Ordinary Shares
Pure Blue	US$	1,561,341	3,326,970
Gooden Sunrise	US$	1,162,527	2,217,980
Forwater	US$	400	400,000
Yancoal	US$	17,753,783	4,864,050

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

YANCOAL INTERNATIONAL (HOLDING) CO., LIMITED

By:
Name:
Title:	Director

[Signature Page to Yancoal Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of

Crouching Tiger Holding Limited

By:
Name:
Title:	Director

[Signature Page to Yancoal Subscription Agreement]